Exhibit 99.1

For release: November 6, 2008, 6:00 am EST	Contact:	Mark Rittenbaum 503-684-7000
Greenbrier Reports Fiscal Fourth Quarter and Year-End 2008 Results
Fourth quarter EPS is $.45 on revenues of $362 million; Refurbishment & parts revenues grow to record $159 million
     Lake Oswego, Oregon, November 6, 2008 — The Greenbrier Companies [NYSE:GBX] today reported results for its fiscal fourth quarter and fiscal year ended August 31, 2008.
Financial Highlights
Fourth Quarter:
•	Revenues for the quarter were $362 million, up $11 million vs. the prior year’s fourth quarter.

•	Net earnings for the quarter were $7.4 million, or $.45 per diluted share vs. $13.2 million, or $.82 per share, in the prior year’s fourth quarter. The 2007 fourth quarter results include a special charge of $2.3 million, or $.14 per diluted share, with no related tax benefit, associated with closure costs of the Company’s Canadian railcar manufacturing facility. There were no special charges in the 2008 fourth quarter.

•	EBITDA for the quarter was $33.7 million, or 9.3% of revenues, compared to $43.0 million, or 12.2% of revenues in the fourth quarter of 2007.
Fiscal 2008:
•	Revenues for the year were up 5%, to a record $1.29 billion, driven by acquisition-related growth in refurbishment & parts.

•	Net earnings for 2008 were $19.5 million, or $1.19 per diluted share, vs. prior year’s net earnings of $22.0 million, or $1.37 per diluted share. The 2008 results include special charges, of $2.3 million, or $.14 per diluted share, with no related tax benefit. The 2007 results include special charges net of related tax benefit of $13.7 million, or $.85 per diluted share. Special charges for both years were associated with closure costs of the Company’s Canadian railcar manufacturing facility.

•	EBITDA before special charges for fiscal 2008 was $116 million, or 9.0% of revenues, vs. 2007 EBITDA of $130 million, or 10.6% of revenues.
Liquidity:
•	The Company has approximately $175 million of committed additional borrowing capacity.
Deliveries and Backlog:
•	New railcar deliveries in the fourth quarter of 2008 were 1,800 units, compared to 2,400 units in the fourth quarter of 2007.

•	Total new railcar deliveries were 7,300 units in fiscal 2008, compared to 8,600 units in fiscal 2007.

•	Greenbrier’s new railcar manufacturing backlog as of August 31, 2008 was 16,200 units valued at $1.44 billion, compared to 17,500 units valued at $1.55 billion as of May 31, 2008.

•	Marine backlog currently is a record $200 million compared to $145 million as of August 31, 2008 and $158 million as of May 31, 2008.
Strategic Accomplishments:
•	Revenues from the Company’s refurbishment & parts, leasing & services, and marine manufacturing businesses aggregated 53% of total revenues in 2008, compared to 44% of total revenues in 2007 and 26% in 2006. The balance of revenues for each year was from new railcar manufacturing in North America and Europe. This continuation of a change in mix to a more stable revenue and earnings base is principally the result of strategic diversification and acquisition efforts completed over the past several years.
Fourth Quarter Results:
     Revenues for the fourth quarter of fiscal 2008 were $362.0 million, up from $350.6 million in the prior year’s fourth quarter. Gross margin for the quarter was 11.9% compared to 17.3% in the prior comparable period. EBITDA before special charges was $33.7 million, or 9.3% of revenues for the quarter, compared to $43.0 million, or 12.3% of revenues in the prior year’s fourth quarter. Net earnings were $7.4 million, or $.45 per diluted share for the quarter, compared to net earnings of $13.2 million, or $.82 per diluted share for the same period in 2007. Prior period net earnings include a special charge of $2.3 million, or $.14 per diluted share, with no related tax benefit. This special charge is associated with severance and other closure costs of the Company’s Canadian railcar manufacturing facility.
     William A. Furman, president and chief executive officer, said, “Financial performance for the quarter was driven by solid performance in our refurbishment & parts and leasing & services segments and improved performance from our European manufacturing operations. Our strategy to diversify into less cyclical businesses — refurbishment & parts, leasing & services, and marine manufacturing, continues to pay off. Over half of our revenues and most of our gross margins this year were from other than new railcar manufacturing, with our refurbishment & parts business producing record results. We now have the largest independent shop network in North America, with 39 shops to provide our customers with seamless, high quality service, close proximity to our shop network and quick turnaround times.”
     The Company’s refurbishment & parts and leasing & services businesses benefited during the quarter from rising commodity prices through increased revenues, higher residual values and enhanced margins.

     The refurbishment & parts segment repairs and refurbishes railcars, provides wheel, axle and bearing services, and reconditions and provides replacement railcar parts. Revenue for this segment in the current quarter was $158.6 million, compared to $116.9 million in the fourth quarter of 2007. This segment generated 44% of total Company revenues for the fourth quarter, as revenue increased $41.7 million over the same period of last year. About $32 million of this growth was from American Allied Railway Equipment Company (two wheel shops and one parts location) and Roller Bearings, Inc, (one parts location), both of which were acquired in 2008. The remainder of the growth was principally due to higher wheel volumes and scrap prices.
     Gross margin for the refurbishment & parts segment grew to 22.2% of revenues, as compared to 17.7% of revenues in the prior comparable period. The gross margin growth is the result of increased volumes, favorable scrap prices, and a more favorable product mix.
     In the manufacturing segment, revenue for the fourth quarter was $180.7 million, compared to $209.1 million in the fourth quarter of 2007. Current quarter new railcar deliveries of 1,800 units were down from 2,400 units in the prior comparable period. Deliveries in the current quarter include a product mix with a higher sales price per unit.
     Manufacturing gross margin for the fourth quarter was negative 2.0%, compared to 12.9% of revenues in the fourth quarter of 2007. Manufacturing gross margin continued to be impacted by lower production rates, including a slowdown in production during the quarter, a less favorable pricing environment, and a loss contingency accrued on certain future railcar production.
     Due to increases in raw material costs on certain fixed price railcar contracts in backlog, the Company’s current estimated cost to complete some contracts is expected to exceed the contractual sale price. As previously disclosed, at the end of the Company’s third quarter, there were 1,000 cars in backlog for which a loss was not yet estimable, and a loss contingency had not yet been accrued. Subsequent to quarter end, the order for 300 of these cars was cancelled by mutual agreement with the customer. A loss contingency of $3.9 million on the remaining 700 cars and other cars currently in production was taken during the fourth quarter. The Company continues to work to mitigate these exposures.
     The leasing & services segment includes results from the Company’s owned lease fleet of approximately 9,000 railcars and from fleet management services provided for approximately 137,000 railcars. Revenue for this segment was $22.7 million, compared to $24.6 million in the same quarter last year. Leasing & services gross margin for the quarter was 50.0% of revenue, compared to 53.4% of revenue in the same quarter last year. The revenue and gross margin decrease was principally due to lower gains on sale of railcars from the lease fleet. The current quarter’s results include $1.0 million in gains on sale, compared to $2.6 million in the fourth quarter of 2007.

     William A. Furman, president and chief executive officer, said, “Fiscal 2008 was both an exciting and challenging year for Greenbrier. We realized a number of strategic accomplishments, including: 1) continued growth of our refurbishment & parts business through the acquisitions of American Allied Railway Equipment Company (AARE) and Roller Bearing Industries (RBI); 2) continued progress in the start-up of a tank car production line at our GIMSA joint venture manufacturing facility; and 3) the continued emphasis on growth in our marine operations. These initiatives improve our competitive positioning, enhance our integrated business model, and diversify our revenue and earnings base into higher margin, less cyclical businesses.”
Future Outlook
     Furman added, “We continue to be optimistic about the long term fundamentals of the railroad industry and our enhanced competitive position. In the near term, the turbulent economy and fragile credit markets continue to put pressure on new railcar demand and we continue to make changes to our new railcar production plans and rates. As we go forward with our diversified and integrated business model, we expect to see a continued shift in revenues and gross margins away from manufacturing. While we anticipate railcar manufacturing will be a difficult business in the near-term, this segment is a key component of our integrated business model and produces attractive returns during the growth phase of the economic cycle. The economy will eventually recover and we believe demand for new freight cars will return to more normalized levels.”
     Mark Rittenbaum, executive vice president and chief financial officer, said, “Our financial focus is on remaining liquid, paying down debt whenever possible, and prudently employing investment capital. Based on our financial covenants as of August 31, 2008, the Company has approximately $175 million of additional committed borrowing capacity. As we enter a challenging fiscal 2009, we will have the benefit of a new railcar backlog which includes approximately 3,900 railcars to be produced in 2009, a fully booked marine barge backlog, a full year of results from our AARE and RBI acquisitions, and a lease fleet which is performing well. Our current lease fleet utilization is 95.2%, with an average remaining lease term of 3.1 years. These factors will help mitigate the expected downturn in the new railcar marketplace in 2009.”

About Greenbrier Companies
     Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 39 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 137,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price fluctuations and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” on page 8 of Part I , Item 1a and “Forward Looking Statements” on page 25 of Part II of our Annual Report on Form 10-K for the fiscal year ended August 31, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
     EBITDA is not a financial measure under GAAP. We define EBITDA as earnings from continuing operations before special charges, interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use EBITDA in that fashion. You should not consider EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.
     The Greenbrier Companies will host a teleconference to discuss fourth quarter and fiscal year end results. Teleconference details are as follows:
Thursday, November 6, 2008
8:00 am Pacific Standard Time
Phone #: 630-395-0143, Password: “Greenbrier”
Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same website for 30 days. Telephone replay will be available through November 22, 2008 at 402-344-6819.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
Years ended August 31,

(In thousands)	2008	2007
Assets
Cash and cash equivalents	$5,957	$20,808
Restricted cash	1,231	2,693
Accounts receivable	181,857	157,038
Inventories	252,048	194,883
Assets held for sale	52,363	42,903
Equipment on operating leases	319,321	294,326
Investment in direct finance leases	8,468	9,040
Property, plant and equipment	136,506	112,813
Goodwill	200,148	168,987
Intangibles and other assets	99,061	69,258

	$1,256,960	$1,072,749

Liabilities and Stockholders’ Equity
Revolving notes	$105,808	$39,568
Accounts payable and accrued liabilities	274,322	244,068
Losses in excess of investment in de-consolidated subsidiary	15,313	—
Deferred income taxes	74,329	61,410
Deferred revenue	22,035	18,052
Notes payable	496,008	460,915

Minority interest	8,618	5,146

Stockholders’ equity:	260,527	243,590

	$1,256,960	$1,072,749

THE GREENBRIER COMPANIES, INC.
Consolidated Statements of Operations
Years ended August 31,

(In thousands, except per share amounts)	2008	2007	2006
Revenue
Manufacturing	$665,093	$738,424	$748,818
Refurbishment & parts	527,466	381,670	102,471
Leasing & services	97,520	103,734	102,534

	1,290,079	1,223,828	953,823

Cost of revenue
Manufacturing	653,879	680,908	666,731
Refurbishment & parts	426,183	317,669	87,690
Leasing & services	47,774	45,818	42,023

	1,127,836	1,044,395	796,444

Margin	162,243	179,433	157,379

Other costs
Selling and administrative	85,133	83,414	70,918
Interest and foreign exchange	40,770	39,915	25,396
Special charges	2,302	21,899	—

	128,205	145,228	96,314
Earnings before income tax, minority interest and equity in unconsolidated subsidiaries	34,038	34,205	61,065
Income tax expense	(18,550)	(13,657)	(21,698)

Earnings before minority interest and equity in unconsolidated subsidiaries	15,488	20,548	39,367
Minority interest	3,182	1,504	—
Equity in earnings (loss) of unconsolidated subsidiaries	872	(42)	169

Earnings from continuing operations	19,542	22,010	39,536

Earnings from discontinued operations (net of tax)	—	—	62

Net earnings	$19,542	$22,010	$39,598

Basic earnings per common share:
Continuing operations	$1.19	$1.37	$2.51
Discontinued operations	—	—	—

	$1.19	$1.37	$2.51

Diluted earnings per common share:
Continuing operations	$1.19	$1.37	$2.48
Discontinued operations	—	—	—

	$1.19	$1.37	$2.48

Weighted average common shares:
Basic	16,395	16,056	15,751
Diluted	16,417	16,094	15,937

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
Years ended August 31,

(In thousands)	2008	2007	2006
Cash flows from operating activities:
Net earnings	$19,542	$22,010	$39,598
Adjustments to reconcile net earnings to net cash provided by operating activities:
Earnings from discontinued operations	—	—	(62)
Deferred income taxes	12,919	10,643	5,893
Depreciation and amortization	35,086	32,826	25,253
Gain on sales of equipment	(8,010)	(13,400)	(10,948)
Special charges	2,302	21,899	—
Minority interest	(3,128)	(1,604)	—
Other	336	205	278
Decrease (increase) in assets excluding acquisitions:
Accounts receivable	(7,621)	(17,883)	8,948
Inventories	(29,692)	14,260	(37,517)
Assets held for sale	(10,621)	4,378	156
Other	(2,700)	(411)	2,577
Increase (decrease) in liabilities excluding acquisitions:
Accounts payable and accrued liabilities	21,801	(24,600)	(4,960)
Deferred revenue	1,904	(1,996)	10,326

Net cash provided by operating activities	32,118	46,327	39,542

Cash flows from investing activities:
Principal payments received under direct finance leases	375	511	2,048
Proceeds from sales of equipment	14,598	119,695	28,863
Investment in and net advances to unconsolidated subsidiaries	858	(849)	550
Acquisitions, net of cash acquired	(91,166)	(268,184)	—
De-consolidation of subsidiary	(1,217)	—	—
Decrease (increase) in restricted cash	2,046	(454)	(1,958)
Capital expenditures	(77,644)	(137,294)	(140,569)

Net cash used in investing activities	(152,150)	(286,575)	(111,066)

Cash flows from financing activities:
Changes in revolving notes	55,514	15,007	8,965
Proceeds from issuance of notes payable	49,613	99,441	154,567
Repayments of notes payable	(6,919)	(5,388)	(13,191)
Repayment of subordinated debt	—	(2,091)	(6,526)
Investment by joint venture partner	6,600	6,750	—
Dividends paid	(5,261)	(5,144)	(5,042)
Stock options and restricted stock awards exercised	4,007	3,489	5,757
Excess tax benefit of stock options exercised	(76)	3,719	2,600
Purchase of subsidiary’s shares subject to mandatory redemption	—	—	(4,636)

Net cash provided by financing activities	103,478	115,783	142,494

Effect of exchange rate changes	1,703	2,379	(1,280)
Increase (decrease) in cash and cash equivalents	(14,851)	(122,086)	69,690
Cash and cash equivalents
Beginning of period	20,808	142,894	73,204

End of period	$5,957	$20,808	$142,894

Supplemental Information
Quarterly Results of Operations (Unaudited)
Operating results by quarter for 2008 and 2007 are as follows:
(In thousands, except per share amounts)

	First	Second	Third	Fourth	Total
2008
Revenue
Manufacturing	$159,194	$123,394	$201,825	$180,680	$665,093
Refurbishment & parts	103,889	112,576	152,367	158,634	527,466
Leasing & services	23,295	23,603	27,914	22,708	97,520

	286,378	259,573	382,106	362,022	1,290,079

Cost of revenue
Manufacturing	150,565	118,225	200,813	184,276	653,879
Refurbishment & parts	87,951	94,396	120,442	123,394	426,183
Leasing & services	11,925	12,279	12,218	11,352	47,774

	250,441	224,900	333,473	319,022	1,127,836

Margin	35,937	34,673	48,633	43,000	162,243

Other costs
Selling and administrative	20,184	21,000	23,407	20,542	85,133
Interest and foreign exchange	10,419	9,854	9,990	10,507	40,770
Special charges	189	2,112	—	1	2,302

	30,792	32,966	33,397	31,050	128,205

Earnings before income tax, minority interest and equity in unconsolidated subsidiary	5,145	1,707	15,236	11,950	34,038

Income tax expense	(2,956)	(1,904)	(7,573)	(6,117)	(18,550)

Minority interest	375	1,367	272	1,168	3,182

Equity in earnings of unconsolidated subsidiary	78	253	191	350	872

Net earnings	$2,642	$1,423	$8,126	$7,351	$19,542

Basic earnings per common share:	$0.16	$0.09	$0.49	$0.45	$1.19
Diluted earnings per common share:	$0.16	$0.09	$0.49	$0.45	$1.19

	First	Second	Third	Fourth	Total
2007
Revenue
Manufacturing	$168,692	$119,201	$241,399	$209,132	$738,424
Refurbishment & parts	51,236	95,311	118,213	116,910	381,670
Leasing & services	26,695	25,466	26,994	24,579	103,734

	246,623	239,978	386,606	350,621	1,223,828

Cost of revenue
Manufacturing	161,688	115,822	221,203	182,195	680,908
Refurbishment & parts	45,007	80,114	96,288	96,260	317,669
Leasing & services	10,811	12,220	11,339	11,448	45,818

	217,506	208,156	328,830	289,903	1,044,395

Margin	29,117	31,822	57,776	60,718	179,433

Other costs
Selling and administrative	17,124	18,800	20,092	27,398	83,414
Interest and foreign exchange	9,641	10,416	10,930	8,928	39,915
Special charges	—	16,485	3,091	2,323	21,899

	26,765	45,701	34,113	38,649	145,228

Earnings (loss) before income tax, minority interest and equity in unconsolidated subsidiary	2,352	(13,879)	23,663	22,069	34,205

Income tax benefit (expense)	(580)	8,229	(11,047)	(10,259)	(13,657)

Minority interest	(2)	42	178	1,286	1,504

Equity in earnings (loss) of unconsolidated subsidiary	100	(463)	223	98	(42)

Net earnings (loss)	$1,870	$(6,071)	$13,017	$13,194	$22,010

Basic earnings (loss) per common share:	$0.12	$(0.38)	$0.81	$0.82	$1.37
Diluted earnings (loss) per common share:	$0.12	$(0.38)	$0.81	$0.82	$1.37

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net Cash Provided by Operating Activities to EBITDA1
(In thousands, unaudited)

	Year ended August 31,
	2008	2007
Net cash provided by operating activities	$32,118	$46,327
Earnings from discontinued operations	—	—
Changes in working capital	29,231	48,151
Special charges	(2,302)	(21,899)
Deferred income taxes	(12,919)	(10,643)
Gain on sales of equipment	8,010	13,400
Other	(336)	(205)
Minority interest	3,128	1,604
Income tax expense	18,550	13,657
Interest and foreign currency	40,770	39,915

Adjusted EBITDA from operations before special charges	$116,250	$130,307

	Three months ended
	August 31,	August 31,
	2008	2007
Net cash provided by operating activities	$12,158	$16,517
Changes in working capital	6,938	13,738
Special charges	—	(2,323)
Deferred income taxes	(3,737)	(7,955)
Gain on sales of equipment	1,012	2,619
Other	(439)	(35)
Minority interest	1,171	1,286
Income tax expense	6,118	10,259
Interest and foreign currency	10,507	8,929

Adjusted EBITDA from operations before special charges	$33,728	$43,035

[1]	“EBITDA” (earnings from continuing operations before special charges, interest and foreign exchange, taxes, depreciation and amortization) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for cash flows from operating activities or cash flow statement data prepared in accordance with generally accepted accounting principles.